SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(b)
                                (AMENDMENT NO. 3)*


                                   SERONO S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Bearer Shares, nominal value CHF 25 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 CINS: H32560106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                                                                    Page 1 of 11
                                                        Exhibit Index on Page 11

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CUSIP NO. CINS: H32560106           13G/A           PAGE 2 ---- of ---- 11 PAGES
-------------------------                           ----------------------------

--------------------------------------------------------------------------------
1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Ernesto Bertarelli
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [X]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    4,748,700
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    N/A
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    121,770
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,626,930

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,748,700
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [X] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              41.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

-------------------------                           ----------------------------
CUSIP NO. CINS: H32560106           13G/A           PAGE 3 ---- of ---- 11 PAGES
-------------------------                           ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Maria-Iris Bertarelli
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [X]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    154,000
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    N/A
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    154,000
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,626,930

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,780,930
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [X] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              41.9%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

-------------------------                           ----------------------------
CUSIP NO. CINS: H32560106           13G/A           PAGE 4 ---- of ---- 11 PAGES
-------------------------                           ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Donata Bertarelli Spaeth
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [X]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    130,520
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    N/A
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    130,520
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             4,626,930

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,757,450
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [X] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              41.7%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              IN
--------------------------------------------------------------------------------

-------------------------                           ----------------------------
CUSIP NO. CINS: H32560106           13G/A           PAGE 5 ---- of ---- 11 PAGES
-------------------------                           ----------------------------

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

              Bertarelli & Cie
--------------------------------------------------------------------------------
2             Check the Appropriate Box if a Member of a Group    (a)  [X]
              (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
3             SEC  Use  Only

--------------------------------------------------------------------------------
4             Citizenship  or  Place  of  Organization

              Switzerland
--------------------------------------------------------------------------------
  Number of   5     Sole  Voting  Power

                    4,626,930
              ------------------------------------------------------------------
   Shares     6     Shared  Voting  Power

                    N/A
              ------------------------------------------------------------------
Beneficially  7     Sole  Dispositive  Power

                    4,626,930
              ------------------------------------------------------------------
  Owned by    8     Shared  Dispositive  Power

   Each             N/A

 Reporting

Person With
--------------------------------------------------------------------------------
9             Aggregate  Amount  Beneficially  Owned  by  Each Reporting Person

              4,626,930
--------------------------------------------------------------------------------
10            Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares [X] (See Instructions)

--------------------------------------------------------------------------------
11            Percent  of  Class  Represented  by  Amount  in  Row  (9)

              40.6%
--------------------------------------------------------------------------------
12            Type  of  Reporting  Person  (See  Instructions)

              OO
--------------------------------------------------------------------------------

-------------------------                           ----------------------------
CUSIP NO. CINS: H32560106           13G/A           PAGE 6 ---- of ---- 11 PAGES
-------------------------                           ----------------------------


ITEM 1(a).     NAME OF ISSUER:

               Serono S.A.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               15 bis, Chemin des Mines
               Case Postale 54
               CH-1211 Geneva 20
               Switzerland

ITEM 2(a).     NAMES OF PERSONS FILING:

               Ernesto Bertarelli, an individual

               Maria-Iris Bertarelli, an individual

               Donata Bertarelli Spaeth, an individual

               Bertarelli & Cie, a societe en commandite par actions organized under the laws of Switzerland. Ernesto Bertarelli is President, Managing Director and a shareholder and each of Maria-Iris Bertarelli and Donata Bertarelli Spaeth is a Director and a shareholder of Bertarelli & Cie.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               For  Ernesto Bertarelli:
               c/o Serono International S.A.
               15 bis, Chemin des Mines
               CH-1211 Geneva 20
               Switzerland

               For Maria-Iris Bertarelli, Donata Bertarelli Spaeth and Bertarelli & Cie:
               c/o Kedge Capital (Suisse) SA
               Post Office Box 145
               2, Chemin des Mines
               CH-1211 Geneva 20
               Switzerland

ITEM 2(c).     CITIZENSHIP:

               Ernesto Bertarelli: Switzerland

               Maria-Iris Bertarelli: Switzerland

               Donata Bertarelli Spaeth: Switzerland

               Bertarelli & Cie: A societe en commandite par actions organized under the laws of Switzerland

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Bearer Shares, nominal value CHF 25 per share


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CUSIP NO. CINS: H32560106           13G/A           PAGE 7 ---- of ---- 11 PAGES
-------------------------                           ----------------------------


ITEM 2(e).     CUSIP NUMBER:

               CINS: H32560106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     With respect to Ernesto Bertarelli:

          (a) Amount beneficially owned: 4,748,700 shares, including 4,626,930 shares held by Bertarelli & Cie and 5,250 shares that Mr. Bertarelli has the right to acquire within 60 days after December 31, 2003 upon the exercise of stock options.

          (b)  Percent of class: 41.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 4,748,700

               (ii) Shared power to vote or to direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of:
                    121,770

               (iv) Shared power to dispose or to direct the disposition of:
                    4,626,930

     Ernesto Bertarelli disclaims beneficial ownership of shares owned individually by Maria-Iris Bertarelli and Donata Bertarelli Spaeth.

     With respect to Maria-Iris Bertarelli:

          (a) Amount beneficially owned: 4,780,930, including 4,626,930 shares held by Bertarelli & Cie

          (b)  Percent of class: 41.9%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 154,000

               (ii) Shared power to vote or to direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of:
                    154,000

               (iv) Shared power to dispose or to direct the disposition of:
                    4,626,930

     Maria-Iris Bertarelli disclaims beneficial ownership of shares owned individually by Ernesto Bertarelli and Donata Bertarelli Spaeth.

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CUSIP NO. CINS: H32560106           13G/A           PAGE 8 ---- of ---- 11 PAGES
-------------------------                           ----------------------------


     With respect to Donata Bertarelli Spaeth:

          (a) Amount beneficially owned: 4,757,450, including 4,626,930 shares held by Bertarelli & Cie

          (b)  Percent of class: 41.7%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 130,520

               (ii) Shared power to vote or to direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of:
                    130,520

               (iv) Shared power to dispose or to direct the disposition of:
                    4,626,930

     Donata Bertarelli Spaeth disclaims beneficial ownership of shares owned individually by Ernesto Bertarelli and Maria-Iris Bertarelli.

     With respect to Bertarelli & Cie:



          (a)  Amount beneficially owned: 4,626,930

          (b)  Percent of class: 40.6%

          (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote: 4,626,930

               (ii) Shared power to vote or to direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of:
                    4,626,930

               (iv) Shared power to dispose or to direct the disposition of: N/A

     Bertarelli & Cie disclaims beneficial ownership of shares owned individually by Ernesto Bertarelli, Maria-Iris Bertarelli and Donata Bertarelli Spaeth.

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CUSIP NO. CINS: H32560106           13G/A           PAGE 9 ---- of ---- 11 PAGES
-------------------------                           ----------------------------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Ernesto Bertarelli

               Maria-Iris Bertarelli

               Donata Bertarelli Spaeth

               Bertarelli & Cie

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable.


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CUSIP NO. CINS: H32560106           13G/A          PAGE 10 ---- of ---- 11 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2004


                                                                *
                                                 ------------------------------
                                                 Ernesto Bertarelli

                                                                *
                                                 ------------------------------
                                                 Maria-Iris Bertarelli

                                                                *
                                                 ------------------------------
                                                 Donata Bertarelli Spaeth



                                                 BERTARELLI & CIE


                                                        /s/ Thomas J. Plotz
                                                 ------------------------------
                                                 By:  Thomas J. Plotz
                                                 Title:  Attorney-in-Fact





* By:     /s/ Thomas J. Plotz
       ------------------------------------------
          Thomas J. Plotz, Attorney-in-Fact



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CUSIP NO. CINS: H32560106           13G/A          PAGE 11 ---- of ---- 11 PAGES
-------------------------                          -----------------------------


                                    EXHIBITS



*1.  Power of Attorney of Ernesto Bertarelli

*2.  Power of Attorney of Maria-Iris Bertarelli

*3.  Power of Attorney of Donata Bertarelli Spaeth

*4.  Power of Attorney of Bertarelli & Cie

*5.  Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)



*Previously filed as an exhibit to the Schedule 13G filed by the reporting persons with the Securities and Exchange Commission on February 14, 2001 and incorporated herein by reference.




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